UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G



                        GLOBAL ENTERTAINMENT CORPORATION
                        --------------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                   37939C 20 0
                                 --------------
                                 (CUSIP Number)


                                 March 19, 2004
             ------------------------------------------------------
             (Date of Event which requires Filing of this Statement

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]   Rule 13d-1(b)
     [X]   Rule 13d-1(c)
     [ ]   Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 37939C 20 0                                               SCHEDULE 13G
---------------------                                               ------------

1     NAMES OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Rudy R. Miller
      --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]
      --------------------------------------------------------------------------
3     SEC USE ONLY
      --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      UNITED STATES
      -----------------------------------------------------------------------
                    5  SOLE VOTING POWER
                       433,832 (1)
       NUMBER OF       ---------------------------------------------------------
        SHARES      6  SHARED VOTING POWER
      BENEFICIALLY     0
       OWNED BY        ---------------------------------------------------------
         EACH       7  SOLE DISPOSITIVE POWER
       REPORTING       433,862 (1)
        PERSON         ---------------------------------------------------------
         WITH       8  SHARED DISPOSITIVE POWER
                       0
                       ---------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      433,862 (1)
      -----------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

      -----------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.1%
      -----------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
      -----------------------------------------------------------------------

----------
(1) Includes 401,362 shares beneficially owned by Miller Capital Corporation of which Mr. Miller is the sole shareholder.

CUSIP NO. 37939C 20 0                                               SCHEDULE 13G
---------------------                                               ------------

1     NAMES OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Miller Capital Corporation
      --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]
      --------------------------------------------------------------------------
3     SEC USE ONLY
      --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Arizona
      -----------------------------------------------------------------------
                    5  SOLE VOTING POWER
                       0
       NUMBER OF       ---------------------------------------------------------
        SHARES      6  SHARED VOTING POWER
      BENEFICIALLY     401,362 (2)
       OWNED BY        ---------------------------------------------------------
         EACH       7  SOLE DISPOSITIVE POWER
       REPORTING       0
        PERSON         ---------------------------------------------------------
         WITH       8  SHARED DISPOSITIVE POWER
                       401,362 (2)
                       ---------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      401,362 (2)
      -----------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

      -----------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.5%
      -----------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
      -----------------------------------------------------------------------

----------
(2) Rudy R. Miller is the sole shareholder of Miller Capital Corporation and is therefore the beneficial owner of the shares of Issuer's common stock; however, because Miller Capital Corporation is the record holder of such shares of capital stock, Miller Capital Corporation may be deemed to share voting power with Mr. Miller over such shares of common stock.

ITEM 1.

           (a) Name of Issuer:

               GLOBAL ENTERTAINMENT CORPORATION

           (b) Address of Issuer's Principal Executive Offices:

               4909 East McDowell Road,  Suite 104,  Phoenix, Arizona 85008.

ITEM 2.

           (a) Name of Person Filing:

               This statement is filed by Rudy R. Miller and Miller Capital Corporation, an Arizona corporation of which Mr. Miller is the sole shareholder.

           (b) Address of Principal Business Office:

               The address of the Reporting Persons is 4909 East McDowell Road, Suite 100, Phoenix, Arizona 85008.

           (c) Citizenship:

               Rudy R. Miller is a United States citizen and Miller Capital Corporation is an Arizona corporation.

           (d) Title of Class of Securities:

               Common Stock

           (e) CUSIP Number:

               37939C 20 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

       (a) [ ] Broker or dealer registered under Section 15 of the Act;
       (b) [ ] Bank as defined in section 3(a)(6) of the Act;
       (c) [ ] Insurance company as defined in section 3(a)(19) of the Act;
       (d) [ ] Investment company registered under section 8 of the Investment Company Act;
       (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
       (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
       (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
       (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act
       (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;
       (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

         Not Applicable

ITEM 4. OWNERSHIP.

 A. RUDY R. MILLER

     (a)  Amount Beneficially Owned: 433,862

     (b)  Percent of Class: 8.1%

     (c)  Number of shares as to which the person has:

          (i)   sole power to vote of to direct the vote: 433,862

          (ii)  shared  power to vote or to direct the vote: 0

          (iii) sole power to dispose or to direct the disposition of: 433,862

          (iv)  shared power to dispose or to direct the disposition of: 0

 B. MILLER CAPITAL CORPORATION

     (a)  Amount Beneficially Owned: 401,362

     (b)  Percent of Class: 7.5%

     (c)  Number of shares as to which the person has:

          (i)   sole power to vote of to direct the vote: 0

          (ii)  shared  power to vote or to direct the vote: 401,362

          (iii) sole power to dispose or to direct the disposition of: 0

          (iv)  shared power to dispose or to direct the disposition of: 401,362

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Not applicable.

ITEM 10.  CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 25, 2004                            By: /s/ Rudy R. Miller
                                               ---------------------------------
                                               Rudy R. Miller


                                          MILLER CAPITAL CORPORATION


                                          By: /s/ Rudy R. Miller
                                               ---------------------------------
                                               Name: Rudy R. Miller
                                               Title: President